Exhibit 99.5

Best Buy Co., Inc.
Supplemental Historical Information*
Fiscal 2003 Business Segment Financial Information for Continuing Operations
($ in millions)
(Unaudited)

	Three Months	Three Months
DOMESTIC SEGMENT	Ended Aug. 31, 2002	Ended Nov. 30, 2002
Revenue	$4,286	$4,707
Comparable store sales % change (1)	2.6%	0.7%
Gross profit as a % of revenue	24.9%	24.4%
SG&A as a % of revenue	21.9%	21.2%
Operating income	$130	$146
Operating income as a % of revenue	3.0%	3.1%

	Six Months	Nine Months
	Ended Aug. 31, 2002	Ended Nov. 30, 2002
Revenue	$8,185	$12,892
Comparable store sales % change (1)	4.4%	3.1%
Gross profit as a % of revenue	25.3%	25.0%
SG&A as a % of revenue	22.1%	21.8%
Operating income	$265	$411
Operating income as a % of revenue	3.2%	3.2%

	Three Months	Three Months
INTERNATIONAL SEGMENT	Ended Aug. 31, 2002	Ended Nov. 30, 2002
Revenue	$338	$424
Comparable store sales % change (1)	6.9%	3.8%
Gross profit as a % of revenue	25.3%	24.4%
SG&A as a % of revenue	25.6%	25.7%
Operating income	$(1)	$(6)
Operating income as a % of revenue	-0.3%	-1.3%

	Six Months	Nine Months
	Ended Aug. 31, 2002	Ended Nov. 30, 2002
Revenue	$641	$1,065
Comparable store sales % change (1)	8.0%	6.4%
Gross profit as a % of revenue	25.5%	25.0%
SG&A as a % of revenue	26.5%	26.2%
Operating income	$(7)	$(13)
Operating income as a % of revenue	-1.1%	-1.2%

(1) Includes revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales change excludes the impact of fluctuations in the foreign currency exchange rates. The calculation of the comparable store sales change excludes Musicland revenue, which is included in discontinued operations.

*Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, in each case, as if such changes were in effect as of and for the dates indicated.